UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2016

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Water Street

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On August 15, 2016, American International Group, Inc. (“AIG”) entered into a definitive agreement (the “Stock Purchase Agreement”) to sell its 100 percent interest (the “Transaction”) in United Guaranty Corporation (“UGC”) to Arch Capital Group Ltd. (“Arch”). Total consideration for the Transaction is $3.4 billion, consisting of $2.2 billion of cash, $250 million of newly issued Arch perpetual preferred stock, with terms similar to Arch’s outstanding Series C preferred stock, and $975 million of newly issued Arch convertible non-voting common-equivalent preferred stock.

In lieu of receiving the perpetual preferred stock, AIG may elect to receive up to $250 million in pre-closing dividends from UGC, subject to regulatory approval, or Arch may provide additional cash consideration. In addition to the $3.4 billion of total consideration, AIG will retain all mortgage insurance business ceded under an existing 50% quota share agreement between UGC and AIG subsidiaries for business originated from 2014 through 2016.

The consummation of the Stock Purchase Agreement is subject to certain conditions, including obtaining the requisite regulatory approvals or non-disapprovals and antitrust clearance and other customary conditions.

The material termination provisions under the Stock Purchase Agreement allow termination (i) by AIG or Arch in the event that the closing has not occurred by March 31, 2017, unless the sole reason closing has not occurred is that one or more required regulatory approvals have not been obtained, in which case either party can extend such date until June 30, 2017 (“Outside Date”); (ii) by AIG or Arch if there has been a material breach of any representation or warranty, covenant or agreement of the other party such that one or more of the conditions to closing are not capable of being fulfilled prior to the Outside Date or within 60 days of the notice of such breach, if capable of being cured, but not so cured; and (iii) by AIG or Arch if there has been issued any governmental order from specified governmental authorities restraining, prohibiting or making illegal the transactions contemplated by the Stock Purchase Agreement. If the Stock Purchase Agreement is terminated (A) under the conditions described in (i) above and at the time of termination any regulatory approval required to be obtained by Arch has not been obtained or (B) under the conditions described in (iii) above, Arch has agreed to pay AIG a fee of $150 million.

Each share of convertible non-voting common-equivalent preferred stock automatically converts to ten Arch common shares upon transfer to a third-party in a widely dispersed offering or certain other transfers. Based on the closing stock price of Arch on August 12, 2016, the convertible non-voting common-equivalent preferred stock would convert into approximately 9% of the Arch common stock (based on the number of shares outstanding that day).

Simultaneously with the closing of the Transaction, AIG and Arch will enter into an investor rights agreement (the “Investor Rights Agreement”). Under the Investor Rights Agreement, the convertible non-voting common-equivalent preferred stock will be subject to a lock up agreement, expiring on the following schedule:

6 months after closing	AIG may sell up to one-third of the convertible non-voting common-equivalent preferred stock

12 months after closing	AIG may sell up to two-thirds of the convertible non-voting common-equivalent preferred stock

18 months after closing	All of the convertible non-voting common-equivalent preferred stock is freely transferable

The Investor Rights Agreement also provides AIG shelf registration and demand registration rights, including rights providing for the distribution or sale of the convertible non-voting common-equivalent preferred stock, subject to the lock-up, and the perpetual preferred stock, in one or more SEC registered offerings. AIG will also have customary piggyback registration rights and the right to require Arch to purchase the convertible non-voting common-equivalent preferred stock in the event Arch redeems or makes open-market purchases of its common shares.

The descriptions of the Stock Purchase Agreement and the exhibits thereto, including the Investor Rights Agreement, contained herein are qualified in their entirety by reference to the Stock Purchase Agreement, which is attached as Exhibit 2.1 and incorporated in its entirety into this Item 1.01 by reference.

Section 8 — Other Events.

Item 8.01 Other Events.

On August 15, 2016, AIG issued a press release announcing the entry into the Transaction. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

2.1	Stock Purchase Agreement, dated as of August 15, 2016, between American International Group, Inc. and Arch Capital Group Ltd.

99.1	Press Release of American International Group, Inc. dated August 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: August 16, 2016	By:	/s/ James J. Killerlane III
		Name:	James J. Killerlane III
		Title:	Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of August 15, 2016, between American International Group, Inc. and Arch Capital Group Ltd.

99.1	Press Release of American International Group, Inc. dated August 15, 2016